Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement of Lingerie Fighting Championships, Inc. (formerly known as Xodtec LED, Inc. and Cala Energy Corp.). on Form S-8, File No. 333-169007, of our report dated June 2, 2015 for the year ended February 28, 2015, appearing in the annual report on Form 10-K of Lingerie Fighting Championships, Inc. for the year ended February 28, 2015.

June 3, 2015
/s/ MaloneBailey, LLP